As filed with the Securities and Exchange Commission on November 19, 2010
Registration No. 333-168785
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMPERIAL HOLDINGS, INC.
(to be converted from Imperial Holdings, LLC)
(Exact name of registrant as specified in its charter)

Florida	6199	77-0666377
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

701 Park of Commerce Boulevard — Suite 301
Boca Raton, Florida 33487
(561) 995-4200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Neuman
President and Chief Operating Officer
701 Park of Commerce Boulevard — Suite 301
Boca Raton, Florida 33487
(561) 995-4200
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael B. Kirwan John J. Wolfel, Jr. Foley & Lardner LLP One Independent Drive, Suite 1300 Jacksonville, Florida 32202 (904) 359-2000	J. Brett Pritchard Locke Lord Bissell & Liddell LLP 111 South Wacker Drive Chicago, Illinois 60606 (312) 443-0700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)(2)	Fee(3)
Common Stock, par value $0.01 per share	$287,500,000	$20,498.75

(1)	Includes amount attributable to shares of common stock issuable upon the exercise of the underwriters’ over-allotment option.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)	The registration fee was previously paid on August 11, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-168785) is solely to file Exhibits 10.8 and 10.9. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The table below sets forth the costs and expenses payable by Imperial Holdings, Inc. in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions). All amounts are estimated except the SEC registration fee. All costs and expenses are payable by us.

SEC Registration Fee		$20,498.75
FINRA Filing Fees		29,250.00
New York Stock Exchange Listing Fee		*
Legal Fees and Expenses		*
Underwriter’s Expense Reimbursement		*
Accounting Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Printing and Engraving Expenses		*
Blue Sky Fees and Expenses		*
Miscellaneous Expenses		*
Total	$	*

*	to be provided by amendment

Item 14.	Indemnification of Directors and Officers.

The Company’s officers and directors are and will be indemnified under Florida law, their employment agreements and our articles of incorporation and bylaws.

The Florida Business Corporation Act, under which the Company is organized, permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Article 10 of the Company’s bylaws provides that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Business Corporation Act.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding securities sold by the registrant since inception:

•	On December 15, 2006, we issued 112,500 common units to IFS Holdings, Inc. in exchange for an initial capital contribution of $5,000,000.

•	On December 15, 2006, we issued 112,500 common units to Premium Funding, Inc. in exchange for an initial capital contribution of $5,000,000.

•	On December 15, 2006, we issued 112,500 common units to IMEX Settlement Corporation in exchange for an initial capital contribution of $5,000,000.

•	On December 15, 2006, we issued 112,500 common units to Red Oak Finance, LLC in exchange for an initial capital contribution of $5,000,000. Three Million Dollars of the capital contribution was satisfied by a contribution of 28 premium finance loans originated during 2006 with principal and accrued interest as of the contribution date of $2,788,008.18 and $211,991.82, respectively.

•	On February 2, 2007, we issued 1,184.21 and 2,337.66 phantom share units to James Purdy and Jonathan Moulton in exchange for future contributions to us in their capacity as our employees.

•	On December 19, 2007, we issued a note to Red Oak Finance, LLC, a Florida limited liability company, in the original principal amount of $1,000,000, at a ten (10%) per annum interest rate, with a maturity date of February 18, 2008 (subject to extensions).

•	On January 10, 2008, we issued a note to Red Oak Finance, LLC, a Florida limited liability company, in the original principal amount of $500,000, at a ten (10%) per annum interest rate, with a maturity date of March 10, 2008 (subject to extensions).

•	On April 8, 2008, we issued a note to Red Oak Finance, LLC, a Florida limited liability company, in the original principal amount of $500,000, at a ten (10%) per annum interest rate, with a maturity date of June 8, 2008 (subject to extensions).

•	On August 1, 2008, Imperial Premium Finance, LLC issued a note to IFS Holdings, Inc., a Florida corporation, in the original principal amount of $200,000, at a sixteen (16%) per annum interest rate, with a maturity date of August 2, 2010 (subject to extensions).

•	On August 6, 2008, Imperial Finance & Trading, LLC issued a note to IFS Holdings, Inc., a Florida corporation, in the original principal amount of $75,000, at a sixteen (16%) per annum interest rate, with a maturity date of August 7, 2010 (subject to extensions).

•	On October 10, 2008, we issued a note to Red Oak Finance, LLC, a Florida limited liability company, in the original principal amount of $62,500, at a ten (10%) per annum interest rate, with a maturity date of December 10, 2008 (subject to extensions).

•	On December 23, 2008, we issued a note to IFS Holdings, Inc., a Florida corporation, in the original principal amount of $750,000, at a sixteen (16%) per annum interest rate, with a maturity date of December 24, 2010 (subject to extensions).

•	On December 24, 2008, we issued a note to Red Oak Finance, LLC, a Florida limited liability company, in the original principal amount of $450,000, at a ten (10%) per annum interest rate, with a maturity date of February 24, 2009 (subject to extensions).

•	On December 30, 2008, we issued a note to IFS Holdings, Inc., a Florida corporation, in the original principal amount of $750,000, at a sixteen (16%) per annum interest rate, with a maturity date of December 30, 2010 (subject to extensions).

•	Effective June 30, 2009, we converted $2,260,000 in notes from Red Oak Finance, LLC issued on December 19, 2007, January 10, 2008, April 8, 2008, October 10, 2008 and December 24, 2008 into 50,855 Series A Preferred Units held by Red Oak Finance, LLC.

•	Effective June 30, 2009, we converted $1,775,000 in notes from IFS Holdings, Inc. issued on August 1, 2008, August 6, 2008, December 23, 2008 and December 30, 2008 into 39,941 Series A Preferred Units held by IFS Holdings, Inc.

•	Effective December 30, 2009, we sold 25,000 16% Series B Preferred Units to Imex Settlement Corporation for a price of $2,500,000.

•	Effective December 30, 2009, we sold 25,000 16% Series B Preferred Units to Premium Funding, Inc. for a price of $2,500,000.

•	Effective March 31, 2010, we sold 70,000 16% Series C Preferred Units to Imex Settlement Corporation for a price of $7,000,000.

•	Effective June 30, 2010, we sold 7,000 Series D Preferred Units to Imex Settlement Corporation for a price of $700,000.

•	Effective September 30, 2010, we sold 73,000 Series E Preferred Units to Imex Settlement Corporation for a price of $7,300,000.

•	Effective November 1, 2010, we converted a $16.1 million note plus accrued interest from Branch Office of Skarbonka Sp. z o.o. and 112,500 common units and 25,000 Series B preferred units from Premium Funding, Inc. into a $30.0 million debenture held by the Branch Office of Skarbonka Sp. z o.o.

The issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act with the exception of the shares issuable under the phantom stock agreements, which were issued pursuant to a transaction exempt from the registration requirements of the Securities Act in reliance upon Rule 701 of the Securities Act. The recipients of securities in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to any certificated shares and other instruments issued in each such transaction. The sales of these securities were made without general solicitation or advertising and without the involvement of any underwriter.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, State of Florida, on November 19, 2010.

IMPERIAL HOLDINGS, LLC*

By	/s/ Antony Mitchell
Name:     Antony Mitchell

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Antony Mitchell Antony Mitchell	Chief Executive Officer (Principal Executive Officer)	November 19, 2010

/s/ Richard A. O’Connell Richard A. O’Connell	Chief Financial Officer and Chief Credit Officer (Principal Financial Officer)	November 19, 2010

/s/ Jerome A. Parsley Jerome A. Parsley	Director of Finance and Accounting (Principal Accounting Officer)	November 19, 2010

/s/ Jonathan Neuman Jonathan Neuman	President and Chief Operating Officer	November 19, 2010

   * to be converted to Imperial Holdings, Inc.

Board of Managers

IFS HOLDINGS, INC.

Date: November 19, 2010

By:	/s/ Antony Mitchell
Antony Mitchell
President, Secretary and Treasurer

Date: November 19, 2010
/s/  Antony Mitchell
Antony Mitchell,
Sole Director

IMEX SETTLEMENT CORPORATION

Date: November 19, 2010

By:	/s/ Antony Mitchell
Antony Mitchell
President, Secretary and Treasurer

Date: November 19, 2010
/s/  Antony Mitchell
Antony Mitchell, Sole Director

RED OAK FINANCE, LLC

Date: November 19, 2010

By:	/s/ Jonathan Neuman
Jonathan Neuman
Manager

EXHIBIT INDEX

In reviewing the agreements included as exhibits to this registration statement, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us, our subsidiaries or other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about us may be found elsewhere in the prospectus included in this registration statement.

Exhibit
No.		Description

*1	.1	Underwriting Agreement
*2	.1	Plan of Conversion
***3	.1	Form of Articles of Incorporation of Registrant
***3	.2	Form of Bylaws of Registrant
****4	.1	Form of Common Stock Certificate
*4	.2	Form of Warrant to purchase common stock
*5	.1	Opinion of Foley & Lardner LLP
****~10	.1	Employment Agreement between the Registrant and Antony Mitchell dated November 8, 2010
***~10	.2	Employment Agreement between the Registrant and Jonathan Neuman dated September 29, 2010
****~10	.3	Employment Agreement between the Registrant and Rory O’Connell dated November 4, 2010
****~10	.4	Employment Agreement between the Registrant and Deborah Benaim dated November 8, 2010
10.5		Reserved
***~10	.6	Imperial Holdings 2010 Omnibus Incentive Plan
***~10	.7	2010 Omnibus Incentive Plan Form of Stock Option Award Agreement
+10	.8	Omnibus Claims Settlement Agreement dated as of September 8, 2010 by and between Imperial PFC Financing, LLC and Lexington Insurance Company
10.9		Pledge and Security Agreement dated September 8, 2010 by Imperial Premium Finance, LLC
****10	.10	Guarantor Security Agreement dated November 2009 by Imperial Premium Finance, LLC
****10	.11	Guarantor Security Agreement dated March 13, 2009 by Imperial Premium Finance, LLC
**10	.12	Settlement Agreement dated as of May 19, 2009 among Sovereign Life Financing, LLC, Imperial Premium Finance, LLC and Acorn Capital Group, LLC

Exhibit
No.		Description

***10	.12.1	Assignment Agreement dated June 10, 2009 between Acorn Capital Group, LLC and Asset Based Resource Group, LLC assigning rights to the Settlement Agreement dated as of May 19, 2009 among Sovereign Life Financing, LLC, Imperial Premium Finance, LLC and Acorn Capital Group, LLC
****10	.13	Second Amended and Restated Financing Agreement dated as of March 12, 2010 by and among Imperial PFC Financing II, LLC as Borrower, Cedar Lane Capital LLC as Lender and EBC Asset Management, Inc. as Administrative Agent and Collateral Agent
*****+10	.14	Letter Agreement dated September 14, 2009 among Imperial Holdings, LLC, Lexington Insurance Company and National Fire & Marine Insurance Company
****10	.15	Master Trust Indenture dated as of September 24, 2010 by and among Imperial Settlements Financing 2010, LLC as the Issuer, Portfolio Financial Servicing Company as the Initial Master Servicer, and Wilmington Trust Company as the Trustee and Collateral Trustee
****10	.16	Series 2010-1 Supplement dated as of September 24, 2010 to the Master Trust Indenture dated as of September 24, 2010 by and among Imperial Settlements Financing 2010, LLC as the Issuer, Portfolio Financial Servicing Company as the Initial Servicer, and Wilmington Trust Company as the Trustee and Collateral Trustee
****10	.17	Oral agreement between Imperial Holdings, LLC and Warburg Investment Corporation
****10	.18	Financing Agreement dated as of March 13, 2009 by and among Imperial Life Financing II, LLC as Borrower, the Lenders from time to time party thereto, and CTL Holdings II LLC as Collateral Agent and Administrative Agent
*****+10	.19	Letter Agreement dated March 13, 2009 among Imperial Holdings, LLC, Lexington Insurance Company and National Fire & Marine Insurance Company
***10	.20	First Amendment to Financing Agreement dated as of April 30, 2009 by and among Imperial Life Financing II, LLC as Borrower, the Lenders from time to time party thereto, and CTL Holdings II LLC as Collateral Agent and Administrative Agent
***10	.21	Notice of Resignation and Appointment dated as of April 30, 2009 among CTL Holdings II LLC, White Oak Global Advisors, LLC and the Lenders party to the Financing Agreement dated March 13, 2009
***10	.22	Second Amendment to Financing Agreement dated as of July 23, 2009 among Imperial Life Financing II, LLC as Borrower, the Lenders from time to time party thereto, and White Oak Global Advisors, LLC as Collateral Agent and Administrative Agent
***10	.23	Third Amendment and Consent to Financing Agreement dated as of September 11, 2009 among Imperial Life Financing II, LLC as Borrower, the Lenders from time to time party thereto, and White Oak Global Advisors, LLC as Collateral Agent and Administrative Agent
***10	.24	Fourth Amendment to Financing Agreement dated as of December 1, 2009 among Imperial Life Financing II, LLC as Borrower, the Lenders from time to time party thereto, and White Oak Global Advisors, LLC as Collateral Agent and Administrative Agent
***10	.25	Consent Letter dated September 30, 2010 by and among Imperial Holdings, LLC and Lexington Insurance Company
***10	.26	Consent Letter dated September 30, 2010 by and among Imperial Holdings, LLC and Slate Capital LLC
10.27		Reserved
**10	.28	Promissory Note effective as of August 31, 2009 in the principal amount of $17,616,271 held by the Branch Office of Skarbonka Sp. z o.o.
**10	.29	Promissory Note effective as of August 31, 2009 in the principal amount of $25,000,000 held by Amalgamated International Holdings, S.A.
**10	.30	Promissory Note effective as of August 31, 2009 in the principal amount of $10,323,756 held by IMPEX Enterprises, Ltd.
10.31		Reserved

Exhibit
No.		Description

****10	.32	Consent Letter dated November 9, 2010 by and among Imperial Holdings, LLC and Lexington Insurance Company
****10	.33	Consent Letter dated November 9, 2010 by and among Imperial Holdings, LLC and Slate Capital LLC
**10	.34	Marketing Agreement between Imperial Litigation Funding, LLC as Originator and Plaintiff Funding Holding Inc d/b/a LawCash as Funder
**10	.35	Agreement dated November 13, 2009 among GWG Life Settlements, LLC and Imperial Premium Finance, LLC as Selling Advisor
****10	.36	$30.0 million Unsecured Convertible Debenture issued on November 1, 2010 by Imperial Holdings, LLC to Branch Office of Skarbonka Sp. z o.o.
****10	.37	Note and Share Purchase Agreement effective as of November 1, 2010 by and among Imperial Holdings, LLC, Branch Office of Skarbonka sp. z o.o. and Premium Funding, Inc.
***21	.1	Subsidiaries of the Registrant
*23	.1	Consent of Foley & Lardner LLP (included as part of its opinion to be filed as Exhibit 5.1 hereto)
****23	.2	Consent of Grant Thornton LLP
**24	.1	Power of Attorney
***99	.1	Consent of Director Nominees (Messrs. Crow, Higgins, Rosenberg and Wyrough)
****99	.2	Consent of Director Nominee (Mr. Buzen)

*	To be filed by amendment.

**	Filed as exhibit to registration statement on Form S-1 on August 12, 2010.

***	Filed as exhibit to amendment No. 1 to registration statement on Form S-1 on October 1, 2010.

****	Filed as exhibit to amendment No. 2 to registration statement on Form S-1 on November 10, 2010.

*****	Filed as exhibit to amendment No. 3 to registration statement on Form S-1 on November 12, 2010.

~	Compensatory plan or arrangement.

+	Certain portions of the exhibit have been omitted pursuant to a request for confidential treatment. An unredacted copy of the exhibit has been filed separately with the United States Securities and Exchange Commission pursuant to a request for confidential treatment.